December 19, 2014

Fairpointe Capital LLC

One North Franklin, Suite 3300

Chicago, IL 60606

Re:	Sub-Investment Advisory Agreement between Aston Asset Management, LLC and Fairpointe Capital LLC dated May 30, 2014 (the “Sub-Investment Advisory Agreement”)

Ladies and Gentlemen:

Pursuant to the Sub-Investment Advisory Agreement, we are hereby providing notification of a new series of Aston Funds to be called ASTON/Fairpointe Focused Equity Fund (the “New Series”).

Attached hereto are amended Schedules A and B to the Sub-Investment Advisory Agreement to reflect, among other things, the appropriate effective date, initial term and annual fee rate for the New Series. By acknowledging below, you agree to render the investment advisory and management services to the New Series under the terms of the Sub-Investment Advisory Agreement and the amended Schedules A and B attached hereto.

ASTON ASSET MANAGEMENT, LLC

By:	/s/ Stuart D. Bilton
Name: Stuart D. Bilton
Title: Chief Executive Officer

Accepted this 19th day of December 2014.

FAIRPOINTE CAPITAL LLC

By:	/s/ Robert S. Burnstine
Name: Robert S. Burnstine
Its: President

DRAFT

SCHEDULE A

Fund	Effective Date

ASTON/Fairpointe Mid Cap Fund	May 30, 2014	December 31, 2015

ASTON/Fairpointe Focused Equity Fund	December 19, 2014	December 18, 2016

DRAFT

SCHEDULE B

Fund	Subadvisory Fee Schedule

ASTON/Fairpointe Mid Cap Fund

Annual rate of 0.300% for the first $100 million

Annual rate of 0.250% for the next $300 million

Annual rate of 0.200% for the next $600 million

Annual rate of 0.300% for the next $500 million

Annual rate of 0.375% over $1.5 billion

ASTON/Fairpointe Focused Equity Fund

An amount equal to 50% of the positive difference, if any, of (x) the advisory fee payable to the Investment Adviser with respect to the Allocated Assets of the Fund (before reduction of the fee payable to Subadviser) minus (y) the sum of: (i) any investment advisory fees waived by the Investment Adviser pursuant to an expense limitation or reimbursement agreement with the Fund, (ii) any reimbursement of expenses by the Investment Adviser pursuant to an expense limitation or reimbursement agreement with the Fund, and (iii) any payments made by the Investment Adviser to third parties that provide distribution, shareholder services or similar services on behalf of the Fund. If the foregoing calculation results in a negative amount, such amount shall be payable by the Subadviser within 30 days of receipt of notice from the Investment Adviser, which notice shall include the basis for the calculation.